Exhibit 99.1

NEWS BULLETIN FROM:	RE:	2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

President	Investor and Media Contact
jlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 407-6563

FOR IMMEDIATE RELEASE

Nobember 2, 2004

VISTA MEDICAL REPORTS SECOND QUARTER RESULTS

CARLSBAD, CA, November 2, 2004 — Vista Medical Technologies, Inc., (NASDAQ: VMTI), today reported financial results for the third quarter ended September 30, 2004.

For the quarter ended September 30, 2004, the Company reported a net loss from continuing operations of $837,000, or $(0.08) per share, on revenues of $375,000, compared with a net loss of $142,000, or $(0.04) per share, on revenues of $751,000 for the same period in 2003.  For the nine months ended September 30, 2004, Vista Medical reported a net loss from continuing operations of $1,903,000, or $(0.27) per share, on revenues of  $1,277,000, compared with a net loss of $544,000, or $(0.13) per share, on revenues of $2,056,000 for the same period of 2003.

The increase in operating loss is a reflection of the company's continuing transitions to operate exclusively as a morbid obesity disease state management business and the resulting shift in the product mix as the company changes to a repeatable revenue model.

In the second quarter of 2004, Vista Medical sold its Visualization Technology unit and results for that business are reported as discontinued operations. There were no losses to report under the discontinued operations for the three months ended September 30, 2004 and a loss of $556,000, or $(0.11) per share for the three months ended September 30, 2003. For the nine months period ended September 30, 2004, the loss from discontinued operations was $633,000, or $(0.08) per share, compared with $658,000 or $(0.13) per share for the same period in 2003.

President and Chief Executive Officer, John R. Lyon, said: “We continue to make good progress in our transition to a pure-play in morbid obesity disease state management. We believe that our business model is well positioned to contribute to and benefit from the continued growth of obesity surgery programs. We have a top class operating management team in place, we have signed our first

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

management contract for a VOW (Vista Obesity to Wellness) Center during this third quarter, and we are on track with our plan to establish three additional VOW Centers by the third quarter of next year.

“In addition, two important developments took place in the third quarter that we expect will have a signifiicant impact on the number of hospitals seeking to develop obesity surgery programs. First, Medicare ended its longstanding position that obesity is not an illness, clearing the way for possible Medicare coverage for gastric bypass sergery. Second, the publicaiton in October of the Meta-analysis by Buchwald, et al in the Journal of the American Medical Association (JAMA) has added substantive reinforcement of the effectiveness of bariatric surgery for the treatment of morbid obesity; we look for this study to have a positive effect on insurance coverage for bariatric surgery in the future,” said Mr. Lyon.

Vista Medical Technologies, Inc.

Our business is focused exclusively on the disease state management of morbid obesity, through our wholly-owned subsidiary, VOW Solutions, Inc.  We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.vistamt.com; our morbid obesity disease state management website is www.vowsolutionsinc.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  Vista Medical Technologies is traded on the Nasdaq SmallCap Market under the stock symbol VMTI.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to maintain the continued listing requirements of the Nasdaq SmallCap Market Listing; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our most recent quarterly report on form 10-Q.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Financial Statements to Follow

VISTA MEDICAL TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)

Sales	$374,777	$750,635	$1,277,492	$2,056,188

Cost of Sales	45,177	224,584	324,958	522,501
Sales and marketing	619,364	404,527	1,728,592	1,207,020
General and administrative	507,780	262,510	1,090,377	905,360
Total cost and expenses	1,172,321	891,621	3,143,927	2,634,881

Loss from operation	(797,544)	(140,986)	(1,866,435)	(578,693)

Interest income	11,374	1,593	16,814	38,186
Interest expense	(2,144)	(2,349)	(4,812)	(3,403)
Other expenses	(48,294)	—	(48,294)	—

Net loss from continuing operations	(836,608)	(141,742)	(1,902,727)	(543,910)
Loss from discontinued operations	—	(555,834)	(632,516)	(657,711)
Net loss	(836,608)	(697,576)	(2,535,243)	(1,201,621)

Accretion of preferred stock dividends	(32,865)	(35,918)	(103,057)	(82,767)

Deemed dividend on redemption of preferred stock	—	—	(131,985)	—

Net loss applicable to common stockholders	$(869,473)	$(733,494)	$(2,770,285)	$(1,284.388)

Net loss per share basic and diluted:
Continuing operations	$(0.08)	$(0.04)	$(0.27)	$(0.13)
Discontinued operations	$—	$(0.11)	$(0.08)	$(0.13)

Basic and diluted loss per share	$(0.08)	$(0.15)	$(0.35)	$(0.26)

Share used in computing basic and diluted loss per share	10,905,871	5,003,471	7,973,058	5,002,620

VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	September 30	December 31
	2004	2003
	(Unaudited)
Cash, cash equivalents and available-for-sale securities	$2,949,091	$636,152

Total Current Assets	3,719,479	2,957,138

Property and equipment	36,004	34,023

Total assets	3,788,563	2,991,161

Total current liabilities	747,335	1,864,373

Total stockholders’ equity	3,026,188	1,108,164